DIE WERTPAPIERHANDELSBANK

ICF KURSMAKLER AG

Designated Sponsor Agreement

- Between -

ICF Kursmakler AG

Kaiserstr. 1

60311 Frankfurt am Main

- Hereinafter referred to as the Designated Sponsor -

and

Caleco Pharma Corp.

Suite 410 – 103 East Holly Street

Bellingham, WA 98225

United States

- Hereinafter referred to as the Issuer -

Regarding support for shares of Caleco Pharma Corp.

ISIN US1292611035

- Hereinafter referred to as the Shares -

Preamble

The Issuer's Shares have been admitted and released for trading on the regulated market of the Frankfurt Stock Exchange (FWB). These Shares are traded on the electronic Xetra trading system at FWB. FWB management has stipulated that the Shares shall be traded via Designated Sponsoring. The Designated Sponsor is admitted to the issuer's shares according to the FWB Stock Exchange regulations, Börsenordnung (BörsO) FWB §145 Para 2.

§1
Object of Agreement

The object of the Agreement is to provide additional liquidity for the Shares in the electronic Xetra trading system by way of Designated Sponsoring according to BörsO FWB §§145 ff. and the following terms. The stock-exchange regulations supersede the following terms.

§2
Provision of additional liquidity in electronic trading

(1) The Designated Sponsor shall provide additional liquidity during the entire daily trading period using the electronic Xetra trading system in order to improve the quality of trading and pricing of the Shares. The Designated Sponsor shall accomplish this by placing limited orders for the supply and demand side (quotes) at the same time for the Shares into the trading system, and conduct transactions accordingly in compliance with BörsO FWB and regulations according to the Stock Exchange's management. The aim is to ensure the tradability of the Shares from the Issuer at all times during the trading period in Xetra.

(2) The Designated Sponsor shall be entitled to, and on the receipt of quote requests, shall carry the obligation to place quotes immediately and conduct transactions on a quote. An indicative quotation shall be announced in the continuous auction.

(3) The Designated Sponsor shall additionally comply with requirements on exercising the designated-sponsor function, minimum quoting volume on the supply and demand side, maximum bid/offer spread, minimum duration of quote placements in the electronic trading system, and the maximum response time on quote requests and placement times in auctions. The fulfilment of these criteria shall form the basis for calculating the response quote, which shall be referred to in assessing the Designated Sponsor's performance. Should these minimum requirements not be fulfilled, the Stock Exchange may withdraw its admission for the Designated Sponsor. The Stock Exchange will publish performance results at regular intervals.

(4) The Issuer may agree on additional requirements with the Designated Sponsor regarding additional liquidity in trading (such as narrower bid/offer spread, higher minimum volumes etc.) beyond §2 (3).

§3
Fundamental terms regarding the Agreement

(1) The Designated Sponsor may involve third parties in fulfilling its obligations on condition that he previously informs the Issuer and the issuer approves.

(2) The Designated Sponsor may render services to the Issuer for other securities according to §2.

(3) The Designated Sponsor shall inform the Issuer regularly, or at maximum intervals of three months, on the activities of the Designated Sponsor.

(4) The Issuer shall inform the Designated Sponsor on any information necessary for the fulfilment of the Designated Sponsor's obligations.

(5) The Issuer shall comply with all regulations, statutory requirements and segment requirements under which the Issuer's Shares are to be admitted and floated. Moving the Shares to another segment shall not affect the Designated Sponsor's activities according to this Agreement.

§4
Designated Sponsor's remuneration

(1) The Designated Sponsor shall receive an annual lump sum remuneration of € 30.000 for the period beginning on March.01.2010. Remunerations shall be paid in advance, and shall be due ten days after invoicing, payable by remittance to ICF Kursmakler AG, a/c No. 5750005, Commerzbank AG Frankfurt, Sort Code 500 400 00, quoting the ISIN number of Share Nr. US1292611035 as reference.

(2) The Designated Sponsor may provide additional services for the Issuer. The object and scope of these additional services and their remuneration shall remain the subject of a separate agreement.

§5
Confidentiality, avoiding conflicts of interest

(1) Each of the parties shall maintain absolute secrecy on any information or documentation either marked as confidential or of a recognisably confidential nature as business or industrial secrets originating from the other party. The party shall only use such information as is necessary for fulfilling its obligations, and shall not use it otherwise for its own benefit, sell the information or provide it to third parties. This obligation to confidentiality shall extend for a period of five years beyond the termination of the Agreement. The parties shall impose this duty of confidentiality to any other parties involved, such as employees and contractors.

(2) Both parties shall maintain absolute secrecy on the level of remuneration for the Designated Sponsor according to §4.

(3) If the Designated Sponsor is also acting for another Issuer, the Designated Sponsor shall take all reasonable measures regarding its staff, organisation and in any other objective respect to prevent the development of conflicts of interest. The Designated Sponsor shall protect the interests of the Issuer as appropriate, and shall inform the Issuer accordingly where any conflict of interest should prove inevitable.

§6
Liability

(1) The Designated Sponsor shall only be held liable for damages arising from intent or gross negligence on the part of its employees or other vicarious agents deployed in order to aid the Designated Sponsor in fulfilling its obligations, regardless of statutory circumstances, unless the damages involve injury to life or limb. The Designated Sponsor shall only be liable for damages arising from simple negligence where major terms of the Agreement are breached, or the breach of obligation is so fundamental that the purpose of the Agreement is endangered. In this case liability shall only be limited to the level of the typically predictable damages, and at the most, twice the amount of the net annual remuneration figure according to §4 Para 1 for all damages within a year. No liability shall be entertained for loss of earnings.

(2) The disclaimer according to §6 (1) shall apply to employees, directors and other vicarious agents of the Designated Sponsor.

§7
Agreement period, termination

(1) This Agreement shall come into force as of March 01.2010, and continue for an unlimited period.

(2) This Agreement may be terminated by either party at six weeks' notice to the end of the quarter, but not before March 2011. The right to extraordinary termination for cause shall remain unaffected. Cause especially includes either party's repeated non-compliance with its obligations according to the Agreement despite warning. Cause for the Designated Sponsor shall include the failure of the Issuer to pay the remuneration after a period of four weeks' delay.

(3) Notice of termination shall be given in writing.

(4) The Agreement shall immediately cease without the requirement of notice of termination as soon as the Designated Sponsor no longer has admission to act as such according to BörsO FWB §145. The same shall apply if trading admission is withdrawn from the Shares subject to the Agreement. Any prepayments already made shall be returned pro rata temporis.

§8
Telephone conversation recording

According to memo 18/2005 issued by Germany's Federal Financial Supervisory Authority (BaFin) of December 20, 2005 (minimum risk-management requirements), Part BTO 2.2.1 (4) Handel (trading), the Designated Sponsor has the duty to record all telephone conversations that take place, and to keep the recordings for a period of at least three months.

§9
Final terms

(1) No unwritten agreements or side letters to this Agreement exist. Any binding alterations or amendments to this Agreement shall be taken down in writing. The same shall apply recursively to this requirement for the written form.

(2) Any terms in this Agreement that should prove to be invalid, or any omissions that should become apparent, now or in the future, shall not affect the remaining terms of the Agreement. A term most closely matching the sense and purpose of the Agreement shall replace the invalid term or fill the omission.

(3) Court jurisdiction shall be in Frankfurt am Main. The interpretation and application of this agreement shall be based on German law.

(4) In the case of translation only the German version of this agreement is binding.

Frankfurt am Main, 04.02.2010 04/02/2010

ICF Kursmakler AG Caleco Pharma Corp.